Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned Subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2013 and 2012

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2013 and 2012

Independent Auditor's Report

To the Board of Directors and Shareholder of Assured Guaranty Re Ltd.:

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, of comprehensive income, of shareholder's equity and of cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 21, 2014

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in millions except per share and share amounts)

	As of December 31, 2013	As of December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,010 and $2,023)	$2,050	$2,191
Short-term investments, at fair value	77	169
Total investment portfolio	2,127	2,360
Loan receivable from affiliate	90	90
Cash	6	20
Premiums receivable, net of commissions payable	237	244
Ceded unearned premium reserve	6	1
Deferred acquisition costs	305	330
Salvage and subrogation recoverable	18	30
Credit derivative assets	6	9
Deferred tax asset, net	7	3
Other assets	95	63
Total assets	$2,897	$3,150
Liabilities and shareholder’s equity
Unearned premium reserve	$1,084	$1,177
Loss and loss adjustment expense reserve	304	240
Reinsurance balances payable, net	19	7
Credit derivative liabilities	377	389
Other liabilities	13	35
Total liabilities	1,797	1,848
Commitments and contingencies (See Note 15)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2013 and 2012)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2013 and 2012)	1	1
Additional paid-in capital	857	857
Retained earnings	205	283
Accumulated other comprehensive income, net of tax of $3 and $7	37	161
Total shareholder’s equity	1,100	1,302
Total liabilities and shareholder’s equity	$2,897	$3,150
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2013	2012
Revenues
Net earned premiums	$158	$146
Net investment income	77	87
Net realized investment gains (losses):
Other-than-temporary impairment losses	(2)	(2)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	(1)
Other net realized investment gains (losses)	4	14
Net realized investment gains (losses)	2	13
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(1)	(24)
Net unrealized gains (losses)	(1)	(118)
Net change in fair value of credit derivatives	(2)	(142)
Other income (loss)	14	(3)
Total revenues	249	101
Expenses
Loss and loss adjustment expenses	108	84
Amortization of deferred acquisition costs	44	38
Other operating expenses	16	18
Total expenses	168	140
Income (loss) before income taxes	81	(39)
Provision (benefit) for income taxes
Current	14	7
Deferred	1	2
Provision (benefit) for income taxes	15	9
Net income (loss)	$66	$(48)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2013	2012
Net income (loss)	$66	$(48)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	(118)	50
Investments with other-than-temporary impairment, net of tax	(4)	(4)
Unrealized holding gains (losses) arising during the period, net of tax	(122)	46
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	2	12
Other comprehensive income (loss)	(124)	34
Comprehensive income (loss)	$(58)	$(14)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statement of Shareholder’s Equity

Years Ended December 31, 2013 and 2012

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance December 31, 2011	$—	$1	$857	$481	$127	$1,466
Net loss	—	—	—	(48)	—	(48)
Dividends	—	—	—	(150)	—	(150)
Other comprehensive income	—	—	—	—	34	34
Balance, December 31, 2012	$—	$1	$857	$283	$161	$1,302
Net income	—	—	—	66	—	66
Dividends	—	—	—	(144)	—	(144)
Other comprehensive loss	—	—	—	—	(124)	(124)
Balance, December 31, 2013	$—	$1	$857	$205	$37	$1,100

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2013	2012
Operating activities
Net income (loss)	$66	$(48)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Net amortization of premium (accretion of discount) on fixed maturity securities	7	7
Provision (benefit) for deferred income taxes	1	2
Net realized investment losses (gains)	(2)	(13)
Net unrealized losses on credit derivatives	1	118
Change in deferred acquisition costs	25	13
Change in premiums receivable, net of ceding commissions payable	13	29
Change in ceded unearned premium reserve	(5)	—
Change in unearned premium reserve	(93)	(67)
Change in loss and loss adjustment expense reserve, net	83	(5)
Other changes in credit derivatives assets and liabilities, net	(10)	2
Other	(31)	(15)
Net cash flows provided by (used in) operating activities	$55	$23
Investing activities
Fixed maturity securities:
Purchases	(534)	(507)
Sales	316	436
Maturities	209	380
Net sales (purchases) of short-term investments	92	(93)
Loan to affiliate	—	(90)
Other	(8)	—
Net cash flows provided by (used in) investing activities	75	126
Financing activities
Dividends paid	(144)	(151)
Net cash flows provided by (used in) financing activities	(144)	(151)
Effect of exchange rate changes	0	0
Increase (decrease) in cash	(14)	(2)
Cash at beginning of year	20	22
Cash at end of year	$6	$20
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$14	$7

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (“AG Re” or, together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO primarily underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. As of December 31, 2013, AGRO owned Assured Guaranty Mortgage Insurance Company (“AGMIC”), a New York corporation; AGMIC merged into Assured Guaranty Municipal Corp. (“AGM”), an affiliate, in 2014.

AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. The Company’s affiliates, Assured Guaranty Corp. (“AGC”) and AGM (together with AGC, the “affiliated ceding companies”), account for the majority of all new business written by the Company in 2013 and 2012.

The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss reinsurance treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall.

In the past, the Company had reinsured its affiliated ceding companies when they sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the guarantor’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The affiliated ceding companies have not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") also contributed to the affiliated ceding companies not entering into such new CDS since 2009. The affiliated ceding companies actively pursue opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to nonfunctional currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Premium revenue recognition	Note 4
Policy acquisition cost	Note 5
Expected loss to be paid (Insurance and Credit Derivatives)	Note 6
Loss and loss adjustment expense (Insurance Contracts)	Note 7
Fair value measurement	Note 8
Credit derivatives (at Fair Value)	Note 9
Investments and Cash	Note 10
Income Taxes	Note 12

2.    Business Changes and Developments

Market Conditions

Since the financial crisis began six years ago, there have been significant challenges for the U.S. and global economies, which have affected the Company.

•	Historically low interest rates reduced the demand for financial guaranty insurance as well as the average reinvestment rate in the investment portfolio.

•	Rating agency downgrades of the Company’s affiliated ceding companies have reduced the available market for financial guaranty insurance.

•
U.S. municipal budget deficits, and in rare cases bankruptcies, resulted in claims on some policies of the Company's insurance company affiliates, including policies reinsured by the Company, and reduced new market issuance.

•	The weak European economy resulted in claims and lower new issuance compared to pre-financial crisis levels.

•	Residential real estate and other structured products resulted in significant losses and the market for new structured products has not returned to pre-financial crisis levels.

Rating Actions

The financial strength ratings of a reinsurer have been an important competitive factor in the financial guaranty reinsurance market. Historically, such ratings have affected the amount of credit that the rating agencies have allowed an unaffiliated ceding company for the reinsurance, and therefore the ratings of a reinsurer were relevant to a ceding company's ability to manage its capital for rating agency purposes. The financial strength rating of a reinsurer also could determine whether companies that have ceded business to it have the right to recapture such business, along with assets representing statutory unearned premium and loss reserves, plus in certain cases to receive an additional ceding commission, associated with that business.

In the last several years, Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have taken financial strength rating actions on AG Re and its insurance subsidiaries. The latest rating action took place on March 18, 2014, when S&P upgraded the financial strength ratings of AG Re and its insurance subsidiaries to AA from AA-. Conversely, on January 17, 2013, Moody’s downgraded the financial strength ratings of AG Re and its insurance subsidiaries to A3 from Aa3 and then on February 3, 2014, revised its outlook for AG Re and its insurance subsidiaries to negative. While the outlook for the financial strength ratings from S&P is stable, there can be no assurance that S&P will not take further action on AG Re and its insurance subsidiaries ratings. For a discussion of the effect of rating actions on AG Re and its insurance subsidiaries, see the following:

•	Note 6, Expected Loss to be Paid

•	Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 13, Reinsurance and Other Monoline Exposures

Business Developments

•
Representation and Warranty Settlements: There have been several settlements of representation and warranty claims over the past three years by the affiliated ceding companies. See Note 6, Expected Loss to be Paid.

3.	Outstanding Exposure

The Company’s direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations.

Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

The Risk Oversight and Audit Committees of the Board of Directors of AGL oversee AG Re's risk management policies and procedures. With input from the board committees, specific risk policies and limits are set by AGL's Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers of Assured Guaranty.  The AG Re Reserve Committee reviews with the AG Re board of directors the Company's reserving methodology, including its reserve methodology and assumptions for each major asset class or significant below-investment-grade ("BIG") transaction, as well as the loss projection scenarios used and the probability weights assigned to those scenarios. The AG Re Credit Committee reviews the underwriting guidelines and methodology with the AG Re board of directors to ensure these guidelines are in agreement with the Company's overall risk strategy and is responsible for the approval of all transactions proposed to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AG Re Board of Directors.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations when necessary; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. Ceding companies, particularly the Company's affiliates AGM and AGC, develop strategies designed to enhance their ability to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) their litigation proceedings. The Company assumes its proportionate share of any benefits realized by the ceding company for loss mitigation strategies.

During the third quarter of 2013, the Company refined its approach to its internal credit ratings and surveillance categories. Please refer to "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below for additional information.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, beginning third quarter of 2013, the Company's internal credit ratings focus on future performance, rather than lifetime performance. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's insured credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case the ceding company's credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them. The Company models most assumed residential mortgage-backed security ("RMBS") credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 6, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. In 2013, the Company refined the definitions of its BIG surveillance categories to be consistent with its new approach to assigning internal credit ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories". The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Refinement of Approach to Internal Credit Ratings and Surveillance Categories

Typically, when an issuer of a debt security has defaulted on a payment and has not made up that missed payment, the debt security is considered by the rating agencies to be below-investment-grade regardless of its current credit condition. Similarly, the Company had previously considered those securities on which it has made an insurance claim payment that had not been reimbursed to be BIG regardless of their current credit condition.

Structured finance transactions often include mechanisms for reimbursing the Company for its insurance claim payments from assets underlying the transactions to the extent permitted by asset performance. With improvements beginning to occur in the performance of the assets underlying some of the structured finance securities the Company has insured, the Company is receiving reimbursements on some transactions on which it had paid claims in the past. As a result of these improvements, it now projects receiving reimbursements (rather than making claims) in the future on some of those transactions. Under the old approach, a transaction with a projected lifetime loss, no matter how strong on a prospective basis, was required to be rated BIG. During the third quarter of 2013, the Company revised its approach to internal credit ratings. Under its revised approach, a transaction may be rated investment grade if it (a) has turned generally cash-flow positive and (b) is projected to have net future reimbursements with sufficient cushion to warrant an investment grade rating, even if it is projected to have ending lifetime unreimbursed insurance claim payments. The new approach resulted in the upgrade to investment grade of one RMBS transaction with a net par of $0.2 million at December 31, 2012.

The Company also applied its change in approach to internal credit ratings to the Surveillance BIG Category definitions. Previously the BIG Category definitions were based in large part on whether lifetime losses were projected. Under the new approach, the BIG Category definitions are based on whether future losses are projected. In addition to the upgrade out of BIG described above, the change in approach resulted in the migration of a number of risks within BIG Categories.

Effect of Refinement in Approach to
Internal Credit Ratings and Surveillance Categories
on Net Par Outstanding
As of December 31, 2012

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$2,289	$2,534	$245
BIG 2	867	867	—
BIG 3	2,286	2,041	(245)
Total	$5,442	$5,442	$0

Components of Outstanding Exposure

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in millions)
Public finance	$168,923	$184,212	$168,923	$184,212
Structured finance	13,622	17,031	13,394	16,994
Total financial guaranty	$182,545	$201,243	$182,317	$201,206

 Unless otherwise noted, ratings disclosed herein on the insured portfolio reflect the Company's internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$891	0.9%	$284	2.8%	$2,585	26.7%	$1,104	46.3%	$4,864	4.2%
AA	29,083	30.9	324	3.2	1,637	16.9	102	4.3	31,146	26.7
A	50,988	54.1	2,644	26.1	1,606	16.5	388	16.3	55,626	47.8
BBB	10,254	10.9	6,579	65.1	1,301	13.4	578	24.3	18,712	16.1
BIG	3,029	3.2	281	2.8	2,567	26.5	210	8.8	6,087	5.2
Total net par outstanding	$94,245	100.0%	$10,112	100.0%	$9,696	100.0%	2,382	100.0%	$116,435	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$844	0.8%	$462	4.2%	$3,757	32.5%	$1,633	51.9%	$6,696	5.3%
AA	33,172	32.8	655	5.9	1,306	11.3	120	3.8	35,253	27.8
A	53,920	53.3	2,627	23.7	2,030	17.6	477	15.1	59,054	46.6
BBB	11,443	11.4	6,853	61.9	1,326	11.5	775	24.6	20,397	16.0
BIG	1,691	1.7	478	4.3	3,127	27.1	146	4.6	5,442	4.3
Total net par outstanding	$101,070	100.0%	$11,075	100.0%	$11,546	100.0%	$3,151	100.0%	$126,842	100.0%
 ____________________

(1)
In the third quarter of 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" above. This approach is reflected in the "Financial Guaranty Portfolio by Internal Rating" tables as of both December 31, 2013 and December 31, 2012.

Net Par Outstanding
Financial Guaranty Portfolio
by Sector

	As of December 31,
Sector	2013	2012
	(dollars in millions)
Public finance:
U.S.:
General obligation	$40,744	$43,235
Tax backed	18,612	19,885
Municipal utilities	12,974	14,058
Transportation	8,091	8,945
Healthcare	4,753	5,217
Higher education	4,621	5,007
Infrastructure finance	2,051	2,012
Investor-owned utilities	530	568
Housing	525	603
Other public finance—U.S.	1,344	1,540
Total public finance—U.S.	94,245	101,070
Non-U.S.:
Regulated utilities	4,724	5,473
Infrastructure finance	3,362	3,367
Pooled infrastructure	1,377	1,540
Other public finance—non-U.S.	649	695
Total public finance—non-U.S.	10,112	11,075
Total public finance	$104,357	$112,145
Structured finance:
U.S.:
Insurance securitizations	$2,611	$2,439
Pooled corporate obligations	2,291	3,496
RMBS	2,046	2,490
Commercial mortgage‑backed securities ("CMBS") and other commercial real estate related exposures	963	1,020
Consumer receivables	853	921
Commercial receivables	363	495
Structured credit	9	61
Other structured finance—U.S.	560	624
Total structured finance—U.S.	9,696	11,546
Non-U.S.:
Pooled corporate obligations	1,649	2,169
Commercial receivables	638	743
Structured credit	49	164
RMBS	43	48
CMBS and other commercial real estate related exposures	—	25
Other structured finance—non-U.S.	3	2
Total structured finance—non-U.S.	2,382	3,151
Total structured finance	12,078	14,697
Total net par outstanding	$116,435	$126,842

In addition to the amounts shown in the table above, the Company’s net mortgage guaranty insurance in force was approximately $152 million as of December 31, 2013. The net mortgage guaranty insurance in force is assumed excess of loss business and comprises $144 million covering loans originated in Ireland and $8 million covering loans originated in the United Kingdom.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2013

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$24,720	$6,944	$31,664
5 to 10 years	21,323	2,102	23,425
10 to 15 years	20,032	928	20,960
15 to 20 years	16,237	481	16,718
20 years and above	22,045	1,623	23,668
Total net par outstanding	$104,357	$12,078	$116,435

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$15	$64	$9	$88	$132	0.1%
Alt-A first lien	220	228	92	540	678	0.5
Option ARM	13	9	60	82	119	0.1
Subprime	53	46	48	147	777	0.1
Second lien U.S. RMBS:
Closed end second lien	0	0	22	22	33	0.0
Home equity lines of credit (“HELOCs”)	172	20	100	292	307	0.2
Total U.S. RMBS	473	367	331	1,171	2,046	1.0
Trust preferred securities (“TruPS”)	342	34	—	376	1,255	0.3
Other structured finance	313	80	837	1,230	8,777	1.1
U.S. public finance	2,596	168	265	3,029	94,245	2.6
Non-U.S. public finance	177	104	—	281	10,112	0.2
Total	$3,901	$753	$1,433	$6,087	$116,435	5.2%

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$13	$81	$7	$101	$155	0.1%
Alt-A first lien	250	370	55	675	836	0.5
Option ARM	13	66	26	105	152	0.1
Subprime	19	51	91	161	916	0.1
Second lien U.S. RMBS:
Closed end second lien	1	7	17	25	39	0.0
HELOCs	32	—	319	351	392	0.3
Total U.S. RMBS	328	575	515	1,418	2,490	1.1
TruPS	369	—	236	605	1,389	0.5
Other structured finance	286	53	911	1,250	10,818	1.0
U.S. public finance	1,073	239	379	1,691	101,070	1.3
Non-U.S. public finance	478	—	—	478	11,075	0.4
Total	$2,534	$867	$2,041	$5,442	$126,842	4.3%

 BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$3,350	$551	$3,901	124	22	146
Category 2	356	397	753	40	21	61
Category 3	1,307	126	1,433	80	20	100
Total BIG	$5,013	$1,074	$6,087	244	63	307

 BIG Net Par Outstanding
and Number of Risks
As of December 31, 2012

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,880	$654	$2,534	99	31	130
Category 2	378	489	867	40	28	68
Category 3	1,744	297	2,041	96	22	118
Total BIG	$4,002	$1,440	$5,442	235	81	316
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of Net Par Outstanding
As of December 31, 2013

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public Finance:
California	1,117	$14,481	12.4%
New York	814	8,078	6.9
Pennsylvania	867	7,178	6.2
Texas	1,069	7,102	6.1
Illinois	649	6,143	5.3
Florida	313	5,950	5.1
New Jersey	458	3,616	3.1
Michigan	518	3,457	3.0
Massachusetts	187	2,773	2.4
Washington	197	2,119	1.8
Other states and U.S. territories	3,629	33,348	28.6
Total U.S. public finance	9,818	94,245	80.9
U.S. Structured finance (multiple states)	753	9,696	8.3
Total U.S.	10,571	103,941	89.2
Non-U.S.:
United Kingdom	101	7,113	6.1
Australia	24	1,352	1.2
France	13	1,175	1.0
Italy	9	350	0.3
Germany	8	296	0.3
Other	78	2,208	1.9
Total non-U.S.	233	12,494	10.8
Total	10,804	$116,435	100.0%

Direct Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where it believes heightened uncertainties exist are: Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). The Company is closely monitoring its exposures in these Selected European Countries. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2013

	Hungary (2)	Ireland	Italy	Portugal (2)	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance	$—	$—	$182	$10	$49	$241
Infrastructure finance	70	—	7	11	—	88
Sub-total	70	—	189	21	49	329
Non-sovereign exposure:
Regulated utilities	—	—	96	—	—	96
RMBS	5	144	18	—	—	167
Sub-total	5	144	114	—	—	263
Total	$75	$144	$303	$21	$49	$592
Total BIG	$75	$—	$—	$18	$49	$142
____________________

(1)
While the Company’s exposures are shown in U.S. dollars, the obligations the Company reinsures are in various currencies, including U.S. dollars, Euros and British pounds sterling. Included in the table above is $144 million of reinsurance assumed on a 2004 - 2006 pool of Irish residential mortgages that is part of the Company’s remaining legacy mortgage reinsurance business. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)	See Note 6, Expected Loss to be Paid.

When an affiliated ceding company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The affiliated ceding company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has excluded in the exposure tables above its indirect economic exposure to the Selected European Countries through reinsurance it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a Selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. The affiliated ceding companies have reviewed transactions through which they believe they may have indirect exposure to the Selected European Countries that is material to the transaction and included in the tables above is the Company's assumed share of the proportion of the insured par equal to the proportion of obligors so identified by the Company's affiliated primary insurers as being domiciled in a Selected European Country. The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies. However, in connection with such assumed business, unaffiliated primary insurers generally do not provide the Company with information on indirect exposures to Selected European Countries.

The Company no longer reinsures any sovereign bonds of the Selected European Countries. The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country. In 2012, the Company paid claims under its guarantees of €72 million in net exposure to the sovereign debt of Greece, paying off in full its liabilities with respect to the Greek sovereign bonds.

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1,539 million net par, of which $1,525 million is rated BIG.

The following table shows estimated amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. The column labeled “Estimated BIG Net Debt Service Amortization” shows the total amount of principal and interest due in the period indicated and represents the maximum net amount the Company would be required to pay on BIG Puerto Rico exposures in a given period assuming the obligors paid nothing on all of those obligations in that period.
                       Amortization Schedule of BIG Net Par Outstanding
and BIG Net Debt Service Outstanding of Puerto Rico
As of December 31, 2013

	Estimated BIG Net Par Amortization	Estimated BIG Net Debt Service Amortization
	(in millions)
2014	$75	$150
2015	92	163
2016	71	138
2017	52	116
2018	44	106
2019-2023	231	500
2024-2028	304	511
2029-2033	206	355
After 2033	450	550
Total	$1,525	$2,589

Recent announcements and actions by the Governor and his administration indicate officials of the Commonwealth are focused on measures to help Puerto Rico operate within its financial resources and maintain its access to the capital markets. All Puerto Rico credits insured by the Company are current on their debt service payments, and the Company expects them to continue to make their debt service payments. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. However, Puerto Rico faces high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded.

In January 2014 the Company downgraded most of its insured Puerto Rico credits to BIG, reflecting the economic and financial challenges facing the Commonwealth and due to concerns that the rating agencies would downgrade Puerto Rico and limit its access to credit. Subsequently, in February 2014, S&P, Moody's and Fitch Ratings downgraded much of the debt of Puerto Rico and its related authorities and public corporations to BIG, citing various factors including limited liquidity and market access risk.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2013	2012
	(in millions)
Scheduled net earned premiums	$96	$95
Acceleration of net earned premiums	55	42
Accretion of discount on net premiums receivable	5	8
Financial guaranty insurance net earned premiums	156	145
Other	2	1
Net earned premiums	$158	$146

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2013	2012
	(in millions)
Beginning of period, December 31	$244	$273
Gross premium written, net of commissions on assumed business	41	63
Gross premiums received, net of commissions on assumed business	(57)	(82)
Adjustments:
Changes in the expected term	(4)	(17)
Accretion of discount, net of commissions on assumed business	4	6
Foreign exchange translation	1	2
Other adjustments	8	(1)
End of period, December 31	$237	$244

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 23% and 23% of installment premiums at December 31, 2013 and December 31, 2012, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$33
2014 (April 1 - June 30)	7
2014 (July 1 - September 30)	6
2014 (October 1 - December 31)	5
2015	22
2016	20
2017	19
2018	17
2019-2023	68
2024-2028	44
2029-2033	31
After 2033	28
Total	$300

Scheduled Net Earned Premiums

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$24
2014 (April 1 - June 30)	24
2014 (July 1 - September 30)	24
2014 (October 1–December 31)	23
2015	83
2016	78
2017	72
2018	68
2019 - 2023	278
2024 - 2028	187
2029 - 2033	116
After 2033	96
Total present value basis	1,073
Discount	84
Total future value	$1,157

Selected Information for Policies Paid in Installments

	As of December 31, 2013	As of December 31, 2012
	(dollars in millions)
Premiums receivable, net of commission payable	$237	$244
Gross unearned premium reserve	296	318
Weighted‑average risk-free rate used to discount premiums	3.2%	3.5%
Weighted‑average period of premiums receivable (in years)	8.9	9.3

5.	Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition are deferred for contracts accounted for as insurance. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense. Acquisition costs associated with derivative contracts are not deferred.

Direct costs related to the acquisition of new and renewal contracts that result directly from and are essential to the contract transaction are capitalized. These costs include expenses such as ceding commissions and the cost of underwriting personnel. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined rates and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC are amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC is expensed at that time

Expected losses and loss adjustment expenses (“LAE”), investment income, and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2013	2012
	(in millions)
Balance, beginning of period	$330	$343
Ceded commissions deferred	17	23
Costs amortized during the period	(42)	(36)
Balance, end of period	$305	$330

6.    Expected Loss to be Paid

Accounting Policy

The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the two accounting models. The following provides a summarized description of the two accounting models, with references to additional information provided throughout this report. The two models are insurance and derivatives.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

The discussion of expected loss to be paid within this note encompasses all policies in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries of excess spread in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies.

Accounting Models:

The following is a summary of each of the accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures. This note provides information regarding expected claim payments to be made under all insured contracts.

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See Note 7, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. Expected loss to be paid is an important measure used by management to analyze the net economic loss on credit derivatives. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 8, Fair Value Measurement and Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

 Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (i.e. excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of representations and warranties, and purchases of insured debt obligations by the affiliated ceding companies. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company.

Loss Estimation Process

The Company’s Reserve Committee estimates expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s Reserve Committee for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s Reserve Committee reviews and refreshes the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following tables include a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance or credit derivatives, by sector before and after the benefit for net expected recoveries for contractual breaches of R&W. The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 4.44% as of December 31, 2013 and 0.0% to 3.28% as of December 31, 2012.

Net Expected Loss to be Paid
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid as of December 31, 2012(2)	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid as of December 31, 2013(1)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$3	$4	$(1)	$6
Alt-A first lien	89	(7)	(8)	74
Option ARM	17	1	(9)	9
Subprime	17	5	(4)	18
Total first lien	126	3	(22)	107
Second lien:
Closed end second lien	7	—	(1)	6
HELOCs	22	(8)	(17)	(3)
Total second lien	29	(8)	(18)	3
Total U.S. RMBS	155	(5)	(40)	110
TruPS	7	2	4	13
Other structured finance	170	12	(43)	139
U.S. public finance	43	133	(15)	161
Non-U.S. public finance	9	7	(5)	11
Other insurance	(3)	(10)	10	(3)
Total	$381	$139	$(89)	$431

Net Expected Loss to be Paid
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid as of December 31, 2012(1)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$1	$—	$3
Alt-A first lien	97	15	(23)	89
Option ARM	33	1	(17)	17
Subprime	19	2	(4)	17
Total first lien	151	19	(44)	126
Second lien:
Closed end second lien	11	(1)	(3)	7
HELOCs	37	12	(27)	22
Total second lien	48	11	(30)	29
Total U.S. RMBS	199	30	(74)	155
TruPS	16	(7)	(2)	7
Other structured finance	170	11	(11)	170
U.S. public finance	30	30	(17)	43
Non-U.S. public finance	8	36	(35)	9
Other insurance	2	(17)	12	(3)
Total	$425	$83	$(127)	$381
____________________

(1)
Includes expected LAE to be paid for mitigating claim liabilities of $10 million as of December 31, 2013 and $9 million as of December 31, 2012. The Company paid $10 million and $7 million in LAE for the years ended December 31, 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During 2013	R&W Recovered During 2013(1)	Future Net R&W Benefit as of December 31, 2013(2)
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$1	$(1)	$2
Alt-A first lien	59	(2)	(5)	52
Option ARM	13	(1)	(4)	8
Subprime	1	—	—	1
Total first lien	75	(2)	(10)	63
Second lien:
Closed end second lien	4	—	(1)	3
HELOC	7	7	(14)	—
Total second lien	11	7	(15)	3
Total	$86	$5	$(25)	$66

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2012

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During 2012	R&W Recovered During 2012(1)	Future Net R&W Benefit as of December 31, 2012
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	54	6	(1)	59
Option ARM	21	(5)	(3)	13
Subprime	1	—	—	1
Total first lien	77	2	(4)	75
Second lien:
Closed end second lien	17	(1)	(12)	4
HELOC	13	—	(6)	7
Total second lien	30	(1)	(18)	11
Total	$107	$1	$(22)	$86
____________________

(1)	Gross amounts recovered were $25 million and $22 million for years ended December 31, 2013 and 2012, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with a R&W provider.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2013

	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$—	$4
Alt-A first lien	30	(5)	(3)	22
Option ARM	4	2	(5)	1
Subprime	16	5	(4)	17
Total first lien	51	5	(12)	44
Second lien:
Closed end second lien	3	—	—	3
HELOCs	15	(15)	(3)	(3)
Total second lien	18	(15)	(3)	0
Total U.S. RMBS	69	(10)	(15)	44
TruPS	7	2	4	13
Other structured finance	170	12	(43)	139
U.S. public finance	43	133	(15)	161
Non-U.S. public finance	9	7	(5)	11
Other	(3)	(10)	10	(3)
Total	$295	$134	$(64)	$365

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid as of December 31, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	43	9	(22)	30
Option ARM	12	6	(14)	4
Subprime	18	2	(4)	16
Total first lien	74	17	(40)	51
Second lien:
Closed end second lien	(6)	—	9	3
HELOCs	24	12	(21)	15
Total second lien	18	12	(12)	18
Total U.S. RMBS	92	29	(52)	69
TruPS	16	(7)	(2)	7
Other structured finance	170	11	(11)	170
U.S. public finance	30	30	(17)	43
Non-U.S. public finance	8	36	(35)	9
Other	2	(17)	12	(3)
Total	$318	$82	$(105)	$295

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$4
Alt-A first lien	11	11	22
Option ARM	(1)	2	1
Subprime	5	12	17
Total first lien	16	28	44
Second Lien:
Closed-end second lien	3	—	3
HELOCs	(3)	—	(3)
Total second lien	0	—	0
Total U.S. RMBS	16	28	44
TruPS	1	12	13
Other structured finance	145	(6)	139
U.S. public finance	161	—	161
Non-U.S. public finance	10	1	11
Subtotal	$333	$35	368
Other			(3)
Total			$365

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$1
Alt-A first lien	9	21	30
Option ARM	1	3	4
Subprime	4	12	16
Total first lien	15	36	51
Second Lien:
Closed-end second lien	3	—	3
HELOCs	15	—	15
Total second lien	18	—	18
Total U.S. RMBS	33	36	69
TruPS	0	7	7
Other structured finance	156	14	170
U.S. public finance	43	—	43
Non-U.S. public finance	9	—	9
Subtotal	$241	$57	298
Other			(3)
Total			$295

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2013

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$3	$3
Alt-A first lien	—	(5)	(5)
Option ARM	2	—	2
Subprime	3	2	5
Total first lien	5	0	5
Second Lien:
Closed-end second lien	—	—	—
HELOCs	(14)	(1)	(15)
Total second lien	(14)	(1)	(15)
Total U.S. RMBS	(9)	(1)	(10)
TruPS	—	2	2
Other structured finance	12	—	12
U.S. public finance	133	—	133
Non-U.S. public finance	6	1	7
Subtotal	$142	$2	144
Other			(10)
Total			$134

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2012

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$—
Alt-A first lien	(1)	10	9
Option ARM	4	2	6
Subprime	(2)	4	2
Total first lien	1	16	17
Second Lien:
Closed-end second lien	1	(1)	—
HELOCs	11	1	12
Total second lien	12	—	12
Total U.S. RMBS	13	16	29
TruPS	(3)	(4)	(7)
Other structured finance	11	—	11
U.S. public finance	38	(8)	30
Non-U.S. public finance	31	5	36
Subtotal	$90	$9	99
Other			(17)
Total			$82
____________________
(1)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. The majority of U.S. RMBS losses before R&W benefit are assumed from the affiliated ceding companies. For transactions where the affiliated ceding company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The affiliated ceding companies project loss severities by sector based on the experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime” and “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien.”

The affiliated ceding companies are in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity believed to be financially viable and where the affiliated ceding companies already have access or believe they will attain access to the underlying mortgage loan files. Where the affiliated ceding company has an agreement with an R&W provider (e.g., the Bank of America Agreement, the Deutsche Bank Agreement or the UBS Agreement) or where the affiliated ceding company is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. Where the affiliated ceding company has an agreement with the R&W provider but does not believe the R&W provider to be economically viable, the affiliated ceding company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider. Further detail may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company's RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices, results from the Company's loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management's view of future performance.

Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use the same general methodology (with the refinements described below) to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012. The Company's use of the same general approach to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012 was consistent with its view at December 31, 2013 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2012.

The Company refined its first lien RMBS loss projection methodology as of December 31, 2013 to model explicitly the behavior of borrowers with loans that had been modified. The Company has observed that mortgage loan servicers were modifying more mortgage loans (reducing or forbearing from collecting interest or principal or both due on mortgage loans) to reduce the borrowers’ monthly payments and so improve their payment performance than was the case before the mortgage crisis. Borrowers who are current based on their new, reduced monthly payments are generally reported as current, but are more likely to default than borrowers who are current and whose loans have not been modified. The Company believes modified loans are most likely to default again during the first year after modification. The Company set its liquidation rate assumptions as of December 31, 2012 based on observed roll rates and with modification activity in mind. As of December 31, 2013 the Company made a number of refinements to its first lien RMBS loss projection assumptions to treat loan modifications explicitly. Specifically, in the base case approach, it:

•	established a liquidation rate assumption for loans reported as current but that had been reported as modified in the previous 12 months,

•	assumed that currently delinquent loans that did not roll to liquidation would behave like modified loans, and so applied the modified loan liquidation rate to them,

•
increased from two to three years the period over which it calculates the initial CDR based on assumed liquidations of non-performing loans and modified loans, to account for the longer period modified loans will take to default,

•
increased the period it assumes the transactions will experience the initial loss severity assumption before it improves and the period during which the transaction will experience low voluntary prepayment rates,

•	established an assumption for servicers not to advance loan payments on all delinquent loans

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under "U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime". The refinement in assumptions described above resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period, which generally resulted in a higher amount of loans being liquidated at the initial CDR under the refined assumptions than under the initial CDR under the previous assumptions. The Company estimated the impact of all of the refinements to its assumptions described above to be an increase of expected losses of approximately $0.3 million (before adjustments for settlements) by running on the first lien RMBS portfolio as of December 31, 2013 base case assumptions similar to what it used as of December 31, 2012 and comparing those results to those results from the refined assumptions.

During 2013 the Company observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance prior to 2013, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported by market observers. Based on such observations, in projecting losses for second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to December 31, 2012. Also during 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and made certain adjustments on just those transactions to reflect its view that much of this improvement was due to loan modifications and reinstatements made by the new servicer and that such recently modified and reinstated loans may have a higher likelihood of defaulting again. The methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien."

The Company observed some improvement in delinquency trends in most of its RMBS transactions during 2013, with some of that improvement in second liens driven by servicing transfers its affiliates effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual transaction.

Year-End 2012 Compared to Year-End 2011 U.S. RMBS Loss Projections

Based on the Company’s observation during 2012 of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, the Company chose to use essentially the same assumptions and scenarios to project RMBS loss as of December 31, 2012 as it used as of December 31, 2011, except that as compared to December 31, 2011:

•	in its most optimistic scenario, it reduced by three months the period it assumed it would take the mortgage market to recover; and

•	in its most pessimistic scenario, it increased by three months the period it assumed it would take the mortgage market to recover.

The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of December 31, 2012 as at December 31, 2011 was consistent with its view at December 31, 2012 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2011. The Company's changes during 2012 to the period it would take the mortgage market to recover in its most optimistic scenario and its most pessimistic scenario allowed it to consider a wider range of possibilities for the speed of the recovery. Since the Company's projections for each RMBS transaction are based on the delinquency performance of the loans in that individual RMBS transaction, improvement or deterioration in that aspect of a transaction's performance impacts the projections for that transaction. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under "U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime" and "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien."

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified in the previous 12 months or are delinquent or in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given non-performing category that will default within a specified time period. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. As described above under “ - Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections”, the Company refined its methodology as of December 31, 2013 to establishing liquidation rates to explicitly consider loans modifications and revised the period over which it projects these liquidations to occur from two to three years. Based on its review of that data, the Company made the changes described in the following table as of December 31, 2013 and maintained the same liquidation assumptions at December 31, 2012. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2013	December 31, 2012
Current Loans Modified in Previous 12 Months
Alt A and Prime	35%	N/A
Option ARM	35	N/A
Subprime	35	N/A
30 – 59 Days Delinquent
Alt-A and Prime	50	35%
Option ARM	50	50
Subprime	45	30
60 – 89 Days Delinquent
Alt-A and Prime	60	55
Option ARM	65	65
Subprime	50	45
90+ Days Delinquent
Alt-A and Prime	75	65
Option ARM	70	75
Subprime	60	60
Bankruptcy
Alt-A and Prime	60	55
Option ARM	60	70
Subprime	55	50
Foreclosure
Alt-A and Prime	85	85
Option ARM	80	85
Subprime	70	80
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months (up from 24 months as of December 31, 2012), would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans. The refinement in assumptions described above under “Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections” resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period generally resulted in a higher amount of loans being liquidated at the initial CDR under the December 31, 2013 assumptions than under the initial CDR under the December 31, 2012 assumptions.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the affiliated ceding companies’ methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months (up from a twelve months as of December 31, 2012), except that in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for another nine months (up from six months as of December 31, 2012) then drop to 80% for nine more months (up from six months as of December 31, 2012), in each case before following the ramp described below. The Company determines its initial loss severity based on actual recent experience. The Company’s initial loss severity assumptions for December 31, 2013 were the same as it used for December 31, 2012. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years (up from two years as of December 31, 2012).

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of December 31, 2013	As of December 31, 2012
Alt-A First Lien
Plateau CDR	2.8% - 100.0%	2.5% - 23.2%
Intermediate CDR	0.6% - 2.0%	0.5% - 4.6%
Period until intermediate CDR	48 months	36 months
Final CDR	0.1% - 5.0%	0.1% - 1.2%
Initial loss severity	65%	65%
Initial conditional prepayment rate ("CPR")	0.0% - 37.9%	0.0% - 39.4%
Final CPR	15%	15%
Option ARM
Plateau CDR	4.9% - 16.8%	7.0% - 26.1%
Intermediate CDR	1.0% - 3.4%	1.4% - 5.2%
Period until intermediate CDR	48 months	36 months
Final CDR	0.2% - 0.8%	0.4% - 1.3%
Initial loss severity	65%	65%
Initial CPR	0.4% - 13.1%	0.0% - 10.7%
Final CPR	15%	15%
Subprime
Plateau CDR	4.0% - 32.5%	4.7% - 41.6%
Intermediate CDR	0.8% - 6.5%	0.9% - 8.3%
Period until intermediate CDR	48 months	36 months
Final CDR	0.2% - 1.6%	0.2% - 2.1%
Initial loss severity	90%	90%
Initial CPR	0.0% - 21.1%	0.0% - 12.0%
Final CPR	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case").

 The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for December 31, 2012 except that, as of December 31, 2013 the period of initial CDRs were assumed to last 12 months longer than they were assumed to last as of December 31, 2012, so the initial CPR is also held constant 12 months longer as of December 31, 2013 than it was as of December 31, 2012.

 In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of December 31, 2013, using the same number of scenarios and weightings as it used as of December 31, 2012. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2013 as it used as of December 31, 2012, increasing and decreasing the periods of stress from those used in the base case, except that all of the stress periods were longer as of December 31, 2013 than they were as of December 31, 2012. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $7 million for Alt-A first liens, $1 million for Option ARM, $6 million for subprime and $1 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years (and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $18 million for Alt-A first liens, $3 million for Option ARM, $9 million for subprime and $2 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 18 months and was assumed to recover to 40% over 2.5 years, expected loss to be paid would decrease from current projections by approximately $0.2 million for Alt-A first lien, $0.5 million for Option ARM, $1 million for subprime and $0.1 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months rather than 12 months, expected loss to be paid would decrease from current projections by approximately $7 million for Alt-A first lien, $2 million for Option ARM, $3 million for subprime and $1 million for prime transactions.

 U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of December 31, 2013	As of December 31, 2012
Plateau CDR	0.6% - 25.6%	0.2% - 15.9%
Final CDR trended down to	0.4% - 3.2%	0.4% - 3.2%
Period until final CDR	34 months	36 months
Initial CPR	2.3% - 46.0%	1.1% - 27.1%
Final CPR	10%	10%
Loss severity	98%	98%

Closed end second lien key assumptions	As of December 31, 2013	As of December 31, 2012
Plateau CDR	7.3% - 15.1%	7.3% - 20.7%
Final CDR trended down to	3.4% - 9.1%	3.4% - 9.1%
Period until final CDR	34 months	36 months
Initial CPR	3.1% - 12.5%	1.4% - 12.5%
Final CPR	10%	10%
Loss severity	98%	98%
_____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses. During 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and determined that much of this improvement was due to loan modifications and reinstatements made by the new servicer. To reflect the possibility that such recently modified and reinstated loans may have a higher likelihood of defaulting again, for such transactions the Company treated as severely delinquent a portion of the loans that are current or less than 150 days delinquent and that it identified as having been recently modified or reinstated. Even with that adjustment, the improvement in delinquency measures for those transactions resulted in a lower initial CDR for those transactions than the initial CDR calculated as of December 31, 2012.

As of December 31, 2013, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. This is two months shorter than used for December 31, 2012. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as December 31, 2013 and December 31, 2012.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the affiliated ceding companies modeled the CPR at December 31, 2012. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of December 31, 2013, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of December 31, 2012. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $3 million for HELOC transactions and $0.1 million for closed end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to a 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $4 million for HELOC transactions and $0.1 million for closed end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company assumes, the ceding company is in a position to enforce these R&W provisions. Soon after the affiliated ceding companies observed the deterioration in the performance of their insured RMBS following the deterioration of the residential mortgage and property markets, the affiliated ceding companies began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the affiliated ceding companies sometimes chose to initiate litigation. See “Recovery Litigation” below. The affiliated ceding companies' success in pursuing these strategies permitted the affiliated ceding companies to enter into agreements with R&W providers under which those providers made payments to the affiliated ceding companies, agreed to make payments to the affiliated ceding companies in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the affiliated ceding companies. Such agreements provide the affiliated ceding companies with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The affiliated ceding companies continue to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through December 31, 2013 the affiliated ceding companies have caused entities providing R&Ws to pay or agree to pay approximately $3.6 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided reinsurance.

(in millions)
Agreement amounts already received	$2,608
Agreement amounts projected to be received in the future	425
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	578
Total R&W payments, gross of reinsurance	$3,611

____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to affiliated ceding companies as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the affiliated ceding companies may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the affiliated ceding companies dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of December 31, 2013 an estimated net benefit related to breaches of R&W of $66 million, which includes $20 million from agreements with R&W providers and $46 million in transactions where the affiliated ceding companies do not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements of Affiliated Ceding Companies (1)

	R&W of the affiliated ceding companies
	Agreement Date	Current Net Par Covered	Receipts to December 31, 2013 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)	Estimated Future Receipts to AG Re
		(in millions)
Bank of America - First Lien	April 2011	$1,059	$474	$201	$593	$9.7
Bank of America - Second Lien	April 2011	1,387	968	N/A	N/A	N/A
Deutsche Bank	May 2012	1,711	179	107	151	9.7
UBS	May 2013	807	394	59	174	0.2
Others	Various	994	385	46	N/A	0.4
Total		$5,958	$2,400	$413	$918	$20.0
____________________

(1)
This table relates to past and projected future recoveries under R&W and related agreements. Excluded is the $299 million of future net recoveries the affiliated ceding companies project receiving from R&W counterparties in transactions with $1,617 million of net par outstanding as of December 31, 2013 not covered by current agreements and $806 million of net par partially covered by agreements but for which the affiliated ceding companies project receiving additional amounts. Also, except for the column labeled "Estimated Future Receipts to AG Re" the amounts listed relate to the affiliated ceding companies.

The affiliated ceding companies' agreements with the counterparties named in the table above required an initial payment to the affiliated ceding companies to reimburse them for past claims as well as an obligation to reimburse them for a portion of future claims. The named counterparties placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under the affiliated ceding companies' agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse the affiliated ceding companies for 80% of claims on the first lien transactions covered by the agreement that the affiliated ceding companies pay in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2013 aggregate lifetime collateral losses on those transactions was $3.8 billion, and the affiliated ceding companies were projecting in its base case that such collateral losses would eventually reach $5.1 billion.

•
Deutsche Bank. Under the affiliated ceding companies' agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse the affiliated ceding companies for certain claims they pay in the future on eight first and second lien transactions, including 80% of claims they pay until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2013, the affiliated ceding companies were projecting in the base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

The agreement also requires Deutsche Bank to reimburse AGC for future claims it pays on certain RMBS re-securitizations. The amount available for reimbursement of claim payments is based on a percentage of the losses that occur in certain uninsured tranches (“Uninsured Tranches”) within the eight transactions described above: 60% of losses on the Uninsured Tranches (up to $141 million of losses), 60% of such losses (for losses between $161 million and $185 million) and 100% of such losses (for losses from $185 million to $248 million). Losses on the Uninsured Tranches from $141 million to $161 million and above $248 million are not included in the calculation of AGC's reimbursement amount for re-securitization claim payments. As of December 31, 2013, AGC was projecting in its base case that losses on the Uninsured Tranches would be $150 million. Pursuant to the CDS termination on October 10, 2013 described below, a portion of Deutsche Bank's reimbursement obligation was applied to the terminated CDS. After giving effect to application of the portion of the reimbursement obligation to the terminated CDS, as well as to reimbursements related to other covered RMBS re-securitizations, and based on AGC's base case projections for losses on the Uninsured Tranches, AGC expects that $30 million will be available to reimburse it for re-securitization claim payments on the remaining re-securitizations, and the Company expects that $6.3 million of that $30 million will be used to reimburse AG Re's losses. Except for the reimbursement obligation based on losses occurring on the Uninsured Tranches and the termination agreed to described below, the agreement with Deutsche Bank does not cover transactions where the affiliated ceding companies have provided protection to Deutsche Bank on RMBS transactions in CDS form.

On October 10, 2013, one of the affiliated ceding companies and Deutsche Bank terminated one below investment grade transaction under which the affiliated ceding company had provided credit protection to Deutsche Bank through a CDS. The transaction had a net par outstanding of $46 million. In connection with the termination, the affiliated ceding company agreed to release to Deutsche Bank $60 million of assets held in trust that was in excess of the amount of assets required to be held in trust for regulatory and rating agency capital relief.

•
UBS. Under the affiliated ceding companies' agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions.

The affiliated ceding companies calculated an expected recovery of $299 million from breaches of R&W in transactions not covered by agreements with $1,617 million of net par outstanding as of December 31, 2013 and $806 million of net par partially covered by agreements but for which the affiliated ceding companies project receiving additional amounts. The affiliated ceding companies did not incorporate any gain contingencies from potential litigation in their estimated repurchases. The amount the affiliated ceding companies will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the affiliated ceding companies' estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the affiliated ceding companies considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the affiliated ceding companies recovering substantially all of the losses it incurred due to violations of R&W to the affiliated ceding companies realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the affiliated ceding companies' estimate of expected losses.This approach was used for both loans that had already defaulted and those assumed to default in the future. The affiliated ceding companies adjust the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The affiliated ceding companies use the same RMBS projection scenarios and weightings to project their future R&W benefit as they use to project RMBS losses on its portfolio. To the extent the affiliated ceding companies increase their loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the affiliated ceding companies decrease its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Note 8, Fair Value Measurement.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
			(dollars in millions)
Prime first lien	1	1	$19	$22
Alt-A first lien	19	26	580	750
Option ARM	9	10	64	83
Subprime	4	4	14	14
Closed-end second lien	3	4	15	18
HELOC	4	7	2	9
Total	40	52	$694	$896
_____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

Components of R&W Development

	Year Ended December 31,
	2013	2012
	(in millions)
Inclusion (removal) of deals with breaches of R&W during period	$—	$(6)
Change in recovery assumptions as the result of additional file review and recovery success	(1)	30
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(5)	(32)
Results of settlements	10	9
Accretion of discount on balance	1	0
Total	$5	$1

“XXX” Life Insurance Transactions

The Company’s $2.3 billion net par of XXX life insurance transactions as of December 31, 2013, include $715 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction, the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third‑party investment managers.

The BIG “XXX” life insurance transactions consist of two transactions: notes issued by each of Ballantyne Re p.l.c and Orkney Re II p.l.c . These transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2013, the Company’s projected net expected loss to be paid is $89 million. The overall decrease of approximately $20 million in expected loss to be paid during 2013 is due primarily to the increase in risk free rates used for discounting the long dated losses.

Student Loan Transactions

The Company has reinsured $1.3 billion net par of student loan securitizations, of which $0.8 billion was issued by private issuers and classified as asset-backed and $0.5 billion was issued by public authorities and classified as public finance. Of these amounts, $200 million and $243 million, respectively, are rated BIG. The Company is projecting approximately $64 million of net expected loss to be paid in these portfolios. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The largest of these losses was approximately $26 million and related to a transaction backed by a pool of private student loans ceded to AG Re by another monoline insurer. The guaranteed bonds were issued as auction rate securities that now bear a high rate of interest due to the downgrade of the primary insurer’s financial strength rating. Further, the underlying loan collateral has performed below expectations. The overall increase of $11 million in net expected loss during 2013 was primarily due to worse than expected collateral performance.

Trust Preferred Securities Collateralized Debt Obligations

The Company has reinsured $1.3 billion of net par (69% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS or “TruPS CDOs” and similar debt instruments. Of the $1.3 billion, $376 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At December 31, 2013, the Company has projected expected losses to be paid for TruPS CDOs of $13 million. The increase of approximately $6 million in 2013 was due primarily to additional defaults and deferrals in the underlying collateral as well as the receipt during the year of $2 million in reimbursements for claims previously paid.

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1,539 million net par, of which $1,525 million net par is rated BIG.
Although recent announcements and actions by the current Governor and his administration indicate officials of the Commonwealth are focused on measures that are intended to help Puerto Rico operate within its financial resources and maintain its access to the capital markets, Puerto Rico faces significant challenges, including high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded. In February 2014, S&P, Moody's and Fitch Ratings downgraded much of the debt of Puerto Rico and its related authorities and public corporations to below investment grade, citing various factors including limited liquidity and market access risk. The Commonwealth has not defaulted on any of its debt. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. Information regarding the Company's exposure general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer "Puerto Rico Exposure" in Note 3, Outstanding Exposure.

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the insured public finance obligations reinsured by the Company. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has reinsured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Detroit, Michigan; Jefferson County, Alabama and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company has net assumed par exposure to the City of Detroit, Michigan of $487 million as of December 31, 2013. On July 18, 2013, the City filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. More than half of the Company's net par exposure relates to $250 million of sewer revenue bonds and $32 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues." The Company also has net par exposure of $30 million to the City's general obligation bonds (UTGO Bonds) (which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds) and $175 million to the City's Certificates of Participation (which are unsecured unconditional contractual obligations of the City), both of which the Company rates below investment grade. Detroit and the Company's affiliated ceding companies reached a tentative settlement in April 2014 with respect to the treatment of the UTGO Bonds insured by AGM and AGC in the

City's proposed plan of adjustment. The agreement provides for Detroit's continued payment of approximately 78% of future UTGO debt service; confirmation of both the secured status of the UTGO Bonds and the existence of a valid lien on the City’s pledged property tax revenues (UTGO Tax Revenues); a finding that the UTGO Tax Revenues constitute “special revenues” under the U.S. Bankruptcy Code; and the provision of additional security for the UTGO Bonds in the form of a statutory lien on, and intercept of, the City’s distributed state aid. After giving effect to post-petition payments made by Assured Guaranty on the UTGO Bonds, the settlement results in a minimum ultimate recovery of approximately 74% on the UTGO Bonds, with the ability to achieve a higher ultimate recovery rate over time if other debt creditors’ recoveries reach certain specified thresholds. The settlement is subject to a number of conditions, including confirmation of a plan of adjustment that implements the terms of the settlement described above and the execution of definitive documentation.

During 2013 the Company and its affiliated ceding companies resolved or reached tentative agreements relating to several distressed municipal credits:

•
Stockton. On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. The Company's net assumed exposure to the City's general fund is $60 million, consisting of pension obligation bonds and lease obligation bonds. As of December 31, 2013, the Company had paid $8 million in net claims. On October 3, 2013, the affiliated ceding companies reached a tentative settlement with the City regarding the treatment of the bonds insured by them in the City's proposed plan of adjustment. Under the terms of the settlement, AGC would receive title to an office building, the ground lease of which secures the lease revenue bonds, and AGM will be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. The settlement is subject to a number of conditions, including a sales tax increase (which was approved by voters on November 5, 2013), confirmation of a plan of adjustment that implements the terms of the settlement and definitive documentation. Pursuant to an order of the Bankruptcy Court, the City held a vote of its creditors on its proposed plan of adjustment; all but one of the classes polled voted to accept the plan. The court proceeding to determine whether to confirm the plan of adjustment is expected to begin in May 2014. The Company expects the plan to be confirmed and implemented during 2014.

•
Jefferson County. The Company has net assumed exposure to Jefferson County, Alabama of $304 million as of December 31, 2013. On November 9, 2011, Jefferson County filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. After several years of negotiations and litigation with various parties, Jefferson County's revised plan of adjustment was approved by the bankruptcy court and in December 2013 became effective. In connection with such event, the Company, whose exposure to the Jefferson County sewer warrants consisted of assumed exposure from both affiliated (AGM) and non-affiliated primary insurers, made final payments to, or received final payments from, such ceding insurers and, in some instances formally commuted its reinsurance in connection with the sewer warrants. Also in order for Jefferson County to refund and retire the sewer warrants that it had previously issued, and to make other payments under the plan of adjustment, Jefferson County issued approximately $1,785 million of new sewer warrants on December 3, 2013. In that issuance, AGM insured approximately $600 million in initial aggregate principal amount of the senior lien sewer warrants, which AGM internally rates investment grade. The sewer system emerged from bankruptcy with a significantly lower debt burden and a rate structure that is approved through the life of the new sewer warrants.

•
Mashantucket Pequot Foxwoods Casino. During 2013 and as part of a negotiated restructuring, one of the affiliated ceding companies paid off the insured bonds secured by the excess free cash flow of the Foxwoods Casino run by the Mashantucket Pequot Tribe. The Company made cumulative claims payments of $13 million on the insured bonds. In return for participating in the restructuring, one of the affiliated ceding companies received new notes with a principal amount of $145 million with the same seniority as the bonds the affiliated ceding company had insured.

•
Harrisburg. In December 2011, the Commonwealth Court of Pennsylvania appointed a receiver for the City . The Company had assumed a portion of AGM-insured bonds for a resource recovery facility sponsored by the City. In December 2013 the defaulted recourse recovery facility bonds were paid in full with funds from the sale of the resource recovery facility, the sale of parking system revenue bonds issued by the Pennsylvania Economic Development Financing Authority (“PEDFA”) and claim payments made by AGM and its reinsurers, including the Company. The Company reinsured $58 million net par of the parking facility revenue bonds issued by PEDFA and is entitled to receive reimbursements (which it will share with its reinsurers, including the Company) for claims it paid from residual cash flow on the parking system after the payment of debt service on the PEDFA bonds.

The Company has $87 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of December 31, 2013 will be $161 million. As of December 31, 2012 the Company was projecting a net expected loss of $43 million across its troubled U.S. public finance credits. The net increase of $118 million in expected loss was primarily attributable to deterioration in the credit of Puerto Rico and its related related authorities and public corporations, the bankruptcy filing by the City of Detroit, and a final resolution in Harrisburg that was somewhat worse for the Company than it projected as of December 31, 2012, offset in part primarily by the final resolution of the Company's Jefferson County sewer warrant exposure.

Certain Selected European Country Transactions

The Company reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the regions also to default. The Company's gross and net exposure to these Spanish and Portuguese credits is €36 million and €15 million, respectively. The Company rates most of these issuers in the BB, or below, category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross and net exposure to these Hungarian credits is $75 million of which all is rated BIG. The Company estimated net expected losses of $9 million related to these Spanish, Portuguese and Hungarian credits, up from $4 million as of December 31, 2012 largely due to minor movements in exchange rates, interest rates and timing of potential defaults, and the general deterioration of the Company's view of its Hungarian exposure during the year. Information regarding the Company's exposure to other Selected European Countries may be found under "- Direct Economic Exposure to the Selected European Countries" in Note 3, Outstanding Exposure.

Manufactured Housing

The Company reinsures a total of $3 million net par of securities backed by manufactured housing loans, of which $2 million is rated BIG. The Company has expected loss to be paid of $0.1 million as of December 31, 2013, representing no significant change from December 31, 2012.

Infrastructure Finance

The Company has insured exposure of approximately $433 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expected the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expected the debt to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take a long time, ranging from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company’s exposure to infrastructure transactions with refinancing risk was reduced during 2013 by the termination of its assumed reinsurance on A$110 million of infrastructure securities having maturities commencing in 2014. The Company estimates total claims for the remaining two largest transactions with significant refinancing risk, assuming no refinancing and based on certain performance assumptions, could be $218 million on a gross basis; such claims would be payable from 2017 through 2022.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGM and AGC have lawsuits pending against a number of providers of representations and warranties in U.S. RMBS transactions insured by them, seeking damages. In the lawsuits, AGM and AGC have alleged breaches of R&W in respect of the underlying loans in the transactions, and failure to cure or repurchase defective loans identified by AGM and AGC to such persons.

•
Deutsche Bank: AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. in the Supreme Court of the State of New York on the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 second lien transaction.

•
Credit Suisse: AGM and AGC have sued DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) on first lien U.S. RMBS transactions insured by them. The ones insured by AGM are: CSAB Mortgage-Backed Pass Through Certificates, Series 2006-2; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-3; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-4; and CMSC Mortgage-Backed Pass Through Certificates, Series 2007-3. The ones insured by AGC are: CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. Although DLJ and Credit Suisse successfully dismissed certain causes of action and claims for relief asserted in the complaint, the primary causes of action against DLJ for breach of R&W and breach of its repurchase obligations remained. On February 27, 2014 the Appellate Division, First Department unanimously reversed certain aspects of the partial dismissal by the Supreme Court of the State of New York of certain claims for relief by holding as a matter of law that AGM’s and AGC’s remedies for breach of R&W are not limited to the repurchase remedy. On October 21, 2013, AGM and AGC filed an amended complaint against DLJ and Credit Suisse (and added Credit Suisse First Boston Mortgage Securities Corp. as a defendant), asserting claims of fraud and material misrepresentation in the inducement of an insurance contract, in addition to their existing breach of contract claims. The defendants have filed a motion to dismiss certain aspects of the fraud claim against Credit Suisse First Boston Mortgage Securities Corp., and AGM's and AGC's claims for compensatory damages in the form of all claims paid and to be paid by AGM and AGC. The motion to dismiss is currently pending.

On March 26, 2013, AGM filed a lawsuit against RBS Securities Inc., RBS Financial Products Inc. and Financial Asset Securities Corp. (collectively, “RBS”) in the United States District Court for the Southern District of New York on the Soundview Home Loan Trust 2007-WMC1 transaction. The complaint alleges that RBS made fraudulent misrepresentations to AGM regarding the quality of the underlying mortgage loans in the transaction and that RBS's misrepresentations induced AGM into issuing a financial guaranty insurance policy in respect of the Class II-A-1 certificates issued in the transaction. On July 19, 2013, AGM amended its complaint to add a claim under Section 3105 of the New York Insurance Law. RBS has filed motions to dismiss AGM's complaint.

In May 2012, AGM sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation; Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation, "ResCap"); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc. on the GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and GMAC Home Equity Loan-Backed Notes, Series 2004-HE3 second lien transactions. On May 14, 2012, ResCap and several of its affiliates filed for Chapter 11 protection with the U.S. Bankruptcy Court. The debtors' Joint Chapter 11 Plan became effective in December 2013 and AGM received a settlement amount. Accordingly, AGM dismissed its lawsuit at year-end 2013.

“XXX” Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. (“AGUK”) filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

Public Finance Transactions

On December 23, 2013, Assured Guaranty filed an amended complaint in the U.S. Bankruptcy Court for the Eastern District of Michigan against the City seeking a declaratory judgment with respect to the City’s unlawful treatment of its Unlimited Tax General Obligation Bonds (the “Unlimited Tax Bonds”). The complaint seeks a declaratory judgment and court order establishing, among other things, that, under Michigan law, the proceeds of ad valorem taxes levied and collected by the City for the sole purpose of repaying the Unlimited Tax Bonds are “restricted funds” which must be segregated and not comingled with other funds of the City, that the City is prohibited from using the restricted funds for any purposes other than repaying holders of the Unlimited Tax Bonds, and that holders of the Unlimited Tax Bonds and Assured Guaranty, as subrogee of the holders, have a statutory lien on the restricted funds which constitutes a lien on special revenues within the meaning of Chapter 9 of the U.S. Bankruptcy Code. A hearing was held on this matter on February 19, 2014. The action is subject to the tentative settlement reached in April 2014 between the City and the Company's affiliated ceding companies described above.

In June 2010, AGM had sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, “JPMorgan”), the underwriter of debt issued by Jefferson County, in the Supreme Court of the State of New York alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. AGM dismissed the litigation after Jefferson County's Chapter 9 plan of adjustment became effective in December 2013.

In September 2010, AGM, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority. In connection with the consummation of Harrisburg's fiscal recovery plan in December 2013, AGM dismissed such litigation.

7.	Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is only recorded when the expected loss to be paid exceed the unearned premium reserve on a contract by contract basis.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded if expected loss to be paid is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2013			As of December 31, 2012
	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$1	$1	$—	$1
Alt-A first lien	10	—	10	9	—	9
Option ARM	2	3	(1)	5	5	—
Subprime	5	—	5	4	—	4
First lien	18	3	15	19	5	14
Second lien:
Closed-end second lien	3	—	3	3	1	2
HELOC	6	9	(3)	21	7	14
Second lien	9	9	0	24	8	16
Total U.S. RMBS	27	12	15	43	13	30
TruPS	0	—	0	0	0	—
Other structured finance	132	—	132	142	—	142
U.S. public finance	134	1	133	46	12	34
Non-U.S. public finance	9	—	9	6	—	6
Financial guaranty	302	13	289	237	25	212
Other	2	5	(3)	2	5	(3)
Total(1)	$304	$18	$286	$239	$30	$209
_____________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported reserve and salvage and subrogation amounts to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Loss and LAE reserve	$304	$240
Reinsurance recoverable on unpaid losses(1)	0	(1)
Loss and LAE reserve, net	304	239
Salvage and subrogation recoverable	(18)	(30)
Other recoveries (1)	0	(1)
Subtotal	(18)	(31)
Total	286	208
Less: other	(3)	(3)
Financial guaranty net reserves (salvage)	$289	$211
___________________

(1)	Reinsurance recoverable on unpaid losses and R&W recoveries are recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W(1)
Insurance Contracts

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Salvage and subrogation recoverable, net	$2	$10
Loss and LAE reserve, net	15	20
_____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1)  salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid
and Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2013
(in millions)
Net expected loss to be paid	$333
Salvage and subrogation recoverable, net or reinsurance	13
Loss and LAE reserve, net of reinsurance	(302)
Other recoveries (1)	0
Net expected loss to be expensed	$44
____________________
(1)    R&W recoverables recorded in other assets on the consolidated balance sheet.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Insurance Contracts

As of December 31, 2013
(in millions)
2013 (January 1 - March 31)	$1
2013 (April 1 - June 30)	1
2013 (July 1 - September 30)	1
2013 (October 1–December 31)	1
Subtotal 2013	4
2014	3
2015	3
2016	2
2017	2
2018 - 2022	10
2023 - 2027	8
2028 - 2032	7
After 2032	5
Total present value basis	44
Discount	344
Total future value	$388

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012
	(in millions)
Structured finance:
U.S. RMBS:
First lien:
Prime first lien	$—	$—
Alt-A first lien	(1)	1
Option ARM	4	6
Subprime	3	(3)
First lien	6	4
Second lien:
Closed end second lien	0	—
HELOC	(13)	13
Second lien	(13)	13
Total U.S. RMBS	(7)	17
TruPS	0	(2)
Other structured finance	(13)	19
Structured finance	(20)	34
Public finance:
U.S. public finance	120	78
Non-U.S. public finance	8	(11)
Public finance	128	67
Other	—	(17)
Total loss and LAE	$108	$84

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories(1)
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(2)	124	40	80	244
Remaining weighted-average contract period (in years)	13.2	14.5	15.1	13.8
Outstanding exposure:
Principal	$3,350	$356	$1,307	$5,013
Interest	2,200	270	454	2,924
Total	$5,550	$626	$1,761	$7,937
Expected cash outflows (inflows)	$237	$88	$604	$929
Potential recoveries(3)	(210)	(10)	(32)	(252)
Subtotal	27	78	572	677
Discount	(2)	(48)	(294)	(344)
Present value of expected cash flows	$25	$30	$278	$333
Unearned premium reserve	$63	$7	$30	$100
Reserves (salvage) (4)	$1	$26	$262	$289

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2012

	BIG Categories(1)
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(2)	99	40	96	235
Remaining weighted‑average contract period (in years)	13.6	18.8	15.4	14.9
Outstanding exposure:
Principal	$1,880	$378	$1,744	$4,002
Interest	1,216	390	699	2,305
Total	$3,096	$768	$2,443	$6,307
Expected cash outflows(inflows)	$249	$44	$663	$956
Potential recoveries(3)	(256)	(9)	(277)	(542)
Subtotal	(7)	35	386	414
Discount	2	(13)	(162)	(173)
Present value of expected cash flows	$(5)	$22	$224	$241
Unearned premium reserve	$20	$8	$50	$78
Reserves (salvage) (4)	$(15)	$18	$208	$211
_____________________

(1)
In the third quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" in Note 3, Outstanding Exposure. This approach is reflected in the "Financial Guaranty Insurance BIG Transaction Loss Summary" tables as of both December 31, 2013 and December 31, 2012.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

(3)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of one of the Company’s affiliated ceding companies may result in increased claims under financial guaranties reinsured by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $4 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then the Company could pay claims in an additional amount not exceeding approximately $17 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2013, the Company had reinsured approximately $2.9 billion net par of VRDOs, of which approximately $0.2 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

8.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2013, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Levels 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At December 31, 2013, the Company used models to price two fixed-maturity securities, which was 0.05% or $1 million of the Company’s fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2013, 98% was assumed from affiliated ceding companies. The affiliated ceding companies do not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate (except for certain rare circumstances); however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary modeling that uses both observable and unobservable market data inputs to derive an estimate of the fair value of the contracts in principal markets (see "Assumptions and Inputs".) There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with the previous several years, market conditions at December 31, 2013 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness and ratings of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts.

•	Gross spread.

•	The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and,

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding companies (“hedge cost”).

•	The weighted average life which is based on future expected premium cash flows and Debt Service schedules.

•	The rates used to discount future expected premium cash flows which ranged from 0.21% to 3.88% at December 31, 2013, and 0.21% to 2.81% at December 31, 2012.

The affiliated ceding companies obtain gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions) as well as collateral‑specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross‑referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third‑party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type(1)

	As of December 31, 2013	As of December 31, 2012
Based on actual collateral specific spreads	13%	10%
Based on market indices	61%	68%
Provided by the CDS counterparty	26%	22%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 60% and 67% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2013 and December 31, 2012, respectively. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection. For the portion of risk on each credit derivative contract that is ceded to its reinsurers, including cessions to the Company, the affiliated ceding company makes an adjustment to the fair value for any additional credit risk associated with the reinsurers. In the case of the Company, the affiliated ceding companies have adjusted the cession of the fair value of credit derivatives for the Company's lower rating. The Company's fair value of credit derivatives on assumed business from affiliated ceding companies includes the adjustment, or "haircut", for the Company's perceived higher credit risk and lower Moody's rating.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium received per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding London Interbank Offered Rate ("LIBOR") over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2013 and December 31, 2012, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC or AGM's name.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
Obligations of state and political subdivisions	$181	$—	$181	$—
U.S. government and agencies	153	—	153	—
Corporate securities	627	—	627	—
Mortgage-backed securities:
RMBS	600	—	599	1
CMBS	317	—	317	—
Asset-backed securities	156	—	156	—
Foreign government securities	16	—	16	—
Total fixed maturity securities	2,050	—	2,049	1
Short-term investments	77	31	46	—
Credit derivative assets	6	—	—	6
Total assets carried at fair value	$2,133	$31	$2,095	$7
Liabilities:
Credit derivative liabilities	$377	$—	$—	$377
Total liabilities carried at fair value	$377	$—	$—	$377

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
Obligations of state and political subdivisions	$216	$—	$216	$—
U.S. government and agencies	205	—	205	—
Corporate securities	591	—	591	—
Mortgage-backed securities:
RMBS	741	—	739	2
CMBS	333	—	333	—
Asset-backed securities	95	—	65	30
Foreign government securities	10	—	10	—
Total fixed maturity securities	2,191	—	2,159	32
Short-term investments	169	69	100	—
Credit derivative assets	9	—	—	9
Total assets carried at fair value	$2,369	$69	$2,259	$41
Liabilities:
Credit derivative liabilities	$389	$—	$—	$389
Total liabilities carried at fair value	$389	$—	$—	$389

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2013 and 2012.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2013

	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2012	$2		$30		$(380)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	(5)	(2)	(2)	(4)
Other comprehensive income (loss)	(1)		7		—
Settlements	(1)		(32)		11
Fair value as of December 31, 2013	$1		$—		$(371)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2013	$0		$—		$(33)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2012

	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2011	$4		$17		$(260)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	2	(2)	2	(2)	(142)	(4)
Other comprehensive income (loss)	(1)		7		—
Purchases	0		5		—
Settlements	(3)		(1)		22
Fair value as of December 31, 2012	$2		$30		$(380)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2012	$1		$6		$(118)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description	Fair Value as of December 31, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$1	Discounted	CPR	1.3%	-	6.2%
		cash flow	CDR	4.0%	-	8.4%
			Severity	53.1%	-	76.0%
			Yield	6.5%	-	8.8%
Liabilities:
Credit derivative liabilities, net	(371)	Discounted	Year 1 loss estimates	0.0%	-	48.0%
		cash flow	Hedge cost (in bps)	46.3	-	460.0
			Bank profit (in bps)	3.9	-	1,418.5
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	BIG

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2012

Financial Instrument Description	Fair Value as of December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$2	Discounted	CPR	1.9%	-	3.3%
		cash flow	CDR	4.4%	-	10.4%
			Severity	48.1%	-	67.1%
			Yield	5.0%	-	12.8%

Asset-backed securities	30	Discounted	Yield	12.5%
		cash flow
Liabilities:
Credit derivative liabilities, net	(380)	Discounted	Year 1 loss estimates	0.0%	-	58.7%
		cash flow	Hedge cost (in bps)	67.5	-	678.4
			Bank profit (in bps)	3.8	-	1,312.9
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	BIG

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,050	$2,050	$2,191	$2,191
Short-term investments	77	77	169	169
Loan receivable from affiliate	90	87	90	90
Credit derivative assets	6	6	9	9
Other assets	18	18	16	16
Liabilities:
Financial guaranty insurance contracts(1)	1,146	2,050	1,145	3,220
Credit derivative liabilities	377	377	389	389
Other liabilities	—	—	16	16
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

9.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Net unrealized gains and losses on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company's affiliated ceding companies ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Act contributed to the decision not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the control rights with respect to a reference obligation under a credit derivative may be more limited than a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the affiliated ceding companies or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. Neither the Company or the affiliated ceding companies may be required to make a termination payment to its swap counterparty upon such termination. Neither the Company nor the affiliated ceding companies may unilaterally terminate a CDS contract; however, the affiliated ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 8.4 years at December 31, 2013 and 6.6 years at December 31, 2012. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of December 31, 2013		As of December 31, 2012
	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations (“CLOs”)/ Collateralized bond obligations	$1,771	AAA	$2,931	AAA
Synthetic investment grade pooled corporate	145	AAA	149	AAA
TruPS	860	BB	957	BB
Market value CDOs of corporate obligations	247	AAA	519	AAA
Total pooled corporate obligations	3,023	AA	4,556	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	627	BB-	785	B+
Subprime first lien	599	AA	709	AA-
Prime first lien	44	CCC	55	B
Closed end second lien and HELOCs	1	A	3	A
Total U.S. RMBS	1,271	BBB+	1,552	BBB
CMBS	719	AAA	783	AAA
Other	2,602	A	3,126	A
Assumed from affiliates	7,615	A+	10,017	AA-
Assumed from third parties	114	A+	125	A+
Direct	5	B+	15	BB-
Total	$7,734	A+	$10,157	AA-

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.2 billion of exposure to two pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $1.4 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $114 million is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2013		As of December 31, 2012
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$3,385	43.8%	$5,107	50.3%
AA	789	10.2	893	8.8
A	1,464	18.9	1,628	16.0
BBB	1,022	13.2	1,089	10.7
BIG	1,074	13.9	1,440	14.2
Total credit derivative net par outstanding	$7,734	100.0%	$10,157	100.0%

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2013	2012
	(in millions)
Net credit derivative premiums received and receivable	$20	$20
Net ceding commissions (paid and payable) received and receivable	(4)	(6)
Realized gains on credit derivatives	16	14
Net credit derivative losses (paid and payable) recovered and recoverable	(17)	(38)
Total realized gains (losses) and other settlements on credit derivatives	(1)	(24)
Net unrealized gains (losses) on credit derivatives	(1)	(118)
Net change in fair value of credit derivatives	$(2)	$(142)

In 2013 and 2012, CDS contracts were terminated, resulting in accelerations of credit derivative revenue of $6 million in 2013 and $2 million in 2012. In 2013, in addition to the CDS terminations mentioned above, one of the affiliated ceding companies terminated a film securitization CDS and the Company made a related payment of $17 million which was recorded in realized gains (losses) and other settlements on credit derivatives, with a corresponding release of the unrealized loss recorded in unrealized gains (losses) on credit derivatives of $13 million for a net fair value loss of credit derivatives of $4 million.

Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 6), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives
By Sector

	Year Ended December 31,
	2013	2012
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations	$(5)	$3
U.S. RMBS	(15)	(114)
Other	19	(7)
Total	$(1)	$(118)

During 2013, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. The unrealized fair value losses were partially offset by unrealized fair value gains in the Other sector driven primarily by the termination of a film securitization transaction.

During 2012, U.S. RMBS unrealized fair value losses were generated primarily in the Option ARM and Alt-A first lien RMBS sector due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.

Five-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
	(in millions)
AGC	460	678	1,140

One-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
	(in millions)
AGC	185	270	965

Fair Value of Credit Derivatives
and Effect of AGC
Credit Spreads

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(776)	$(1,047)
Plus: Effect of Company credit spread	405	667
Net fair value of credit derivatives	$(371)	$(380)

The fair value of CDS contracts at December 31, 2013 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of subprime RMBS and Alt-A first lien deals, as well as trust‑preferred securities. Comparing December 31, 2013 with December 31, 2012, there was a narrowing of spreads primarily relating to the Alt-A first lien and subprime RMBS transactions. This narrowing of spreads resulted in a gain of approximately $271 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, Trust‑Preferred CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of subprime RMBS and Alt-A first lien deals.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries(1)
Asset Type	As of December 31, 2013	As of December 31, 2012	As of December 31, 2013	As of December 31, 2012
	(in millions)
Pooled corporate obligations	$(9)	$(3)	$(9)	$(4)
U.S. RMBS	(285)	(270)	(22)	(30)
CMBS	0	(1)	—	—
Other	(77)	(106)	14	(14)
Total	$(371)	$(380)	$(17)	$(48)
____________________

(1)
Represents the expected claim payments (recoveries) in excess of the present value of future installment fees to be received of $18 million as of December 31, 2013 and $9 million as of December 31, 2012. Includes R&W benefit of $49 million as of December 31, 2013 and $56 million as of December 31, 2012.

Ratings Sensitivities of Credit Derivative Contracts

Some of the CDS of the Company's affiliated ceding companies have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of the credit derivative contracts were terminated, either (i) the affiliated ceding company could be required to make a termination payment on its own CDS, as determined under the relevant documentation or (ii) the Company, as reinsurer, could be required to make a termination payment on behalf of its affiliated ceding company if such ceding company fails to make a required termination payment under its CDS. As of December 31, 2013, if AGC’s financial strength ratings were downgraded to BB+ or Ba1, $346 million in par reinsured by the Company could be terminated by one counterparty. As of December 31, 2012, such amount was $406 million.

Under AGRO's CDS contracts, it may be required to post eligible securities as collateral-generally cash or U.S. government or agency securities. For CDS contracts with one counterparty, this requirement is based on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGRO's ratings decline. As of December 31, 2013, AGRO had posted approximately $4 million of collateral in respect of approximately $9 million of par insured. AGRO may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on its affiliated ceding company AGC and on the risks that it assumes.

Effect of Changes in Credit Spread

	As of December 31, 2013
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(776)	$(405)
50% widening in spreads	(574)	(203)
25% widening in spreads	(473)	(102)
10% widening in spreads	(412)	(41)
Base Scenario	(371)	—
10% narrowing in spreads	(332)	39
25% narrowing in spreads	(273)	98
50% narrowing in spreads	(174)	197
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

10.	Investments and Cash

Accounting Policy

The Company's investment portfolio is composed of fixed maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the statement of operations and the non-credit component of OTTI securities are recorded in other comprehensive income ("OCI"). For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits.

Assessment for Other-Than Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis. If the Company intends to sell the security, or it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date is recorded as a realized loss.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates;

•	whether scheduled interest payments are past due; and

•	whether the Company has the intent to sell the security prior to its recovery in fair value.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Income earned on the investment portfolio managed by third parties declined due to lower reinvestment rates. Accrued investment income on the investment portfolio and loan receivable from affiliate was $18 million and $16 million as of December 31, 2013 and December 31, 2012, respectively.

Net Investment Income

	Year Ended December 31,
	2013	2012
	(in millions)
Income from fixed maturity securities	$76	$87
Interest income from loan receivable from affiliate (See Note 14, Related Party Transactions)	3	2
Gross investment income	79	89
Investment expenses	(2)	(2)
Net investment income	$77	$87

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2013	2012
	(in millions)
Realized gains on investment portfolio	$14	$14
Realized losses on investment portfolio	(10)	0
Other-than-temporary impairment	(2)	(1)
Net realized investment gains (losses)	$2	$13

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2013	2012
	(in millions)
Balance, beginning of period	$13	$12
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	—	1
Reductions for securities sold during the period	(13)	—
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	0	—
Balance, end of period	$0	$13

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain(2) (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
Obligations of state and political subdivisions	9%	$185	$6	$(10)	$181	$0	AA
U.S. government and agencies	7	138	16	(1)	153	—	AA+
Corporate securities	29	611	25	(9)	627	0	A+
Mortgage‑backed securities(4):
RMBS	29	599	17	(16)	600	(1)	AA+
CMBS	15	308	11	(2)	317	—	AAA
Asset‑backed securities	7	153	3	0	156	—	AAA
Foreign government securities	1	16	0	—	16	—	AA
Total fixed maturity securities	97	2,010	78	(38)	2,050	(1)	AA
Short-term investments	3	77	0	0	77	—	AAA
Total investment portfolio	100%	$2,087	$78	$(38)	$2,127	$(1)	AA

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
Obligations of state and political subdivisions	9%	$192	$24	$0	$216	$1	AA
U.S. government and agencies	8	174	31	0	205	—	AA+
Corporate securities	25	540	51	0	591	0	A+
Mortgage‑backed securities(4):
RMBS	32	700	42	(1)	741	—	AA+
CMBS	14	309	24	0	333	—	AAA
Asset‑backed securities	4	98	4	(7)	95	0	A-
Foreign government securities	0	10	0	—	10	—	AA-
Total fixed maturity securities	92	2,023	176	(8)	2,191	1	AA
Short-term investments	8	169	0	—	169	—	AAA
Total investment portfolio	100%	$2,192	$176	$(8)	$2,360	$1	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI").

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 69% of mortgage backed securities as of December 31, 2013 and 72% as of December 31, 2012 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody's are not eligible to be purchased for the Company's portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2013 and December 31, 2012 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions (1)
As of December 31, 2013

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$3	$25	$7	$35	$36	AA
California	—	14	10	24	25	AA-
Illinois	14	2	6	22	21	A
New York	—	9	9	18	19	AA
Connecticut	14	—	—	14	16	AA-
Missouri	—	—	9	9	8	AA+
Ohio	—	3	4	7	7	AA+
Washington	—	—	6	6	7	AA-
Pennsylvania	5	—	—	5	6	AA
Maryland	—	—	5	5	5	AA-
All others	—	2	30	32	32	AA-
Total	$36	$55	$86	$177	$182	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions (1)
As of December 31, 2012

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$9	$27	$8	$44	$39	AA+
Illinois	15	2	6	23	21	A+
New York	9	1	11	21	19	AA+
California	3	6	9	18	17	AA-
Connecticut	16	—	—	16	16	AA-
Massachusetts	—	—	14	14	11	AA
Missouri	—	—	10	10	8	AA+
Ohio	—	3	4	7	7	AA+
Washington	—	—	7	7	7	AA-
North Carolina	—	—	7	7	5	AA-
All others	7	3	34	44	39	AA
Total	$59	$42	$110	$211	$189	AA
____________________

(1)
Excludes $4 million and $5 million as of December 31, 2013 and 2012, respectively, of pre-refunded bonds. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2013		As of December 31, 2012
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$20	$20	$24	$23
Tax backed	19	19	25	21
Water and sewer	15	15	17	14
Healthcare	10	12	8	8
Municipal utilities	9	9	10	9
Higher education	8	8	26	20
Housing	4	4	—	—
Total	$85	$87	$110	$95

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$110	$(10)	$—	$—	$110	$(10)
U.S. government and agencies	12	(1)	—	—	12	(1)
Corporate securities	158	(9)	—	—	158	(9)
Mortgage‑backed securities
RMBS	307	(15)	16	(1)	323	(16)
CMBS	47	(2)	—	—	47	(2)
Asset‑backed securities	30	0	—	—	30	0
Total	$664	$(37)	$16	$(1)	$680	$(38)
Number of securities		154		7		161
Number of securities with OTTI		—		—		—

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$27	$0	$—	$—	$27	$0
U.S. government and agencies	14	0	—	—	14	0
Corporate securities	6	0	—	—	6	0
Mortgage‑backed securities
RMBS	26	(1)	11	0	37	(1)
CMBS	5	0	—	—	5	0
Asset‑backed securities	—	—	26	(7)	26	(7)
Total	$78	$(1)	$37	$(7)	$115	$(8)
Number of securities		20		3		23
Number of securities with OTTI		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2013, one security had unrealized losses greater than 10% of book value. The total unrealized loss for this security as of December 31, 2013 was $1 million. The Company has determined that the unrealized losses recorded as of December 31, 2013 are yield related and not the result of other-than-temporary impairment.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of December 31, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2013

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$29	$30
Due after one year through five years	326	343
Due after five years through 10 years	548	563
Due after 10 years	200	197
Mortgage‑backed securities:
RMBS	599	600
CMBS	308	317
Total	$2,010	$2,050

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities and cash in trust accounts for the benefit of reinsured companies which amounted to $1,701 million and $1,909 million as of December 31, 2013 and December 31, 2012, respectively, based on fair value.

The fair value of the Company’s pledged securities under credit derivative contracts totaled $4 million as of December 31, 2013 and $1 million as of December 31, 2012, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2013 and 2012, respectively.

11.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP. AG Re, a Bermuda regulated Class 3B insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations.

GAAP differs in certain significant respects from statutory accounting practices prescribed or permitted by Bermuda insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	acquisition costs on upfront premiums are charged to operations as incurred rather than over the period that related premiums are earned;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus but are reflected as assets under GAAP;

•	insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

•
loss and loss adjustment expenses include those relating to credit default swaps, which are treated as insurance contracts. Loss reserves on non derivative contracts are net of unearned premium, which is offset by deferred acquisition costs, rather than only unearned premium. Loss reserves on insured CDS are not net of unearned premium. Additionally loss reserves include a statutory reserve which includes a discount safety margin and statutory catastrophe reserve.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions)
AG Re	$1,118	$1,283	$103	$117

In July 2013, affiliates of the Company completed a series of transactions that increased the capitalization of one affiliate, Municipal Assurance Corp. ("MAC"), to $800 million on a statutory basis, in order for MAC to commence writing business. As part of those transactions, Assured Guaranty (Bermuda) Ltd. ("AGBM"), a subsidiary of AGM, distributed substantially all of its assets, including the MAC shares, to AGM as a dividend; AGM sold AGBM to AG Re; and AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.
In addition, on July 15, 2013, AGM and its wholly-owned subsidiary, Assured Guaranty (Europe) Ltd. (together, the "AGM Group") were notified that the New York State Department of Financial Services (the “NYSDFS”) does not object to the AGM Group reassuming contingency reserves that they had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NYSDFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NYSDFS.

At the same time, AGC was notified that the Maryland Insurance Administration does not object to AGC reassuming contingency reserves that it had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•	AGC may reassume 33% of a contingency reserve base of approximately $267 million (the “MD Contingency Reserve Base”) in 2013, after the Closing Date.

•
AGC may reassume 50% of the MD Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the Maryland Insurance Administration (the "MIA") and the NY DFS.

•	AGC may reassume the remaining 17% of the MD Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the MIA and the NYSDFS.

The reassumption of the contingency reserves by the AGM Group and AGC permit the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group and AGC.

In accordance with the above approvals, in the third quarter of 2013, AGM and AGC reassumed 33% of their respective contingency reserve bases as discussed above. These reassumptions together permitted the release of assets from the AG Re trust accounts securing AG Re's reinsurance of AGM and AGC by approximately $130 million, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values, thereby increasing the Company’s liquidity.

Dividend Restrictions and Capital Requirements

As of December 31, 2013, AG Re had unencumbered assets of $238 million. AG Re maintains unencumbered assets for general corporate purposes, including the payment of dividends and for placing assets in trust for the benefit of cedants to reflect declines in the market value of previously posted assets or additional ceded reserves. Accordingly, the amount of unencumbered assets will fluctuate during a given quarter based upon factors including the market value of previously posted assets and additional ceded reserves, if any. AG Re is an insurance company registered and licensed under the Insurance Act 1978 of Bermuda, amendments thereto and related regulations. Based on regulatory capital requirements, AG Re currently has $600 million in excess capital and surplus. As a Class 3B insurer, AG Re is restricted from paying dividends or distributing capital by the following regulatory requirements:

•	Dividends shall not exceed outstanding statutory surplus, which is $274 million.

•
Dividends on an annual basis shall not exceed 25% of its total statutory capital and statutory surplus (as set out in its previous year's financial statements), which is $279 million, unless it files (at least seven days before payment of such dividends) with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins.

•
Capital distributions on an annual basis shall not exceed 15% of its total statutory capital (as set out in its previous year's financial statements), which is $126 million, unless approval is granted by the Bermuda Monetary Authority.

•
Dividends are limited by requirements that the subject company must at all times (i) maintain the minimum solvency margin and the Company's applicable enhanced capital requirements required under the Insurance Act of 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act of 1978.

Dividends Paid

	Year Ended December 31,
	2013	2012
	(in millions)
Dividends paid by AG Re to AGL	$144	$151

12.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO, AGMIC and AG Intermediary Inc. have historically filed a consolidated federal income tax return. AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company, as a member of its respective consolidated tax return group, will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The effective tax rates reflect the proportion of income recognized by each of the Company’s operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35%.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2013	2012
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$14	$9
Other	1	—
Total provision (benefit) for income taxes	$15	$9
Effective tax rate	18.2%	(23.6)%

The following table presents pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction(1)

	Year Ended December 31,
	2012	2011
	(in millions)
United States	$40	$27
Bermuda	41	(66)
Total	$81	$(39)

Revenue by Tax Jurisdiction(1)

	Year Ended December 31,
	2012	2011
	(in millions)
United States	$31	$21
Bermuda	218	80
Total	$249	$101
_____________________

(1)	In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Components of Net Deferred Tax Assets

	As of December 31,
	2013	2012
	(in millions)
Deferred tax assets:
Loss and LAE reserve	$6	$4
Net operating loss carry forward	5	7
Alternative minimum tax credit	2	1
Total deferred income tax assets	13	12
Deferred tax liabilities:
Premium receivable and reserves, net	1	—
Unrealized appreciation on investments	3	7
Market discount	2	1
Other	0	1
Total deferred income tax liabilities	6	9
Net deferred income tax asset	$7	$3

As of December 31, 2013, AGRO had a standalone net operating loss ("NOL") of $13 million, compared with $20 million as of December 31, 2012, which is available through 2023 to offset its future U.S. taxable income. AGRO's stand alone NOL may not offset the income of any other members of AGRO's consolidated group with very limited exceptions and the Internal Revenue Code limits the amounts of NOL that AGRO may utilize each year.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGOUS is not currently under audit and has open tax years of 2010 and forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. Due to the lapse of the statute of limitations during the year ended December 31, 2012, the Company reversed the balance of unrecognized tax benefits which did not have a material impact to the consolidated financial condition or results of operations. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	Year Ended December 31,
	2013	2012
	(in millions)
Balance as of January 1,	$—	$0.4
Decrease in unrecognized tax benefits as a result of lapse of statute of limitation	—	(0.4)
Balance as of December 31,	$—	$—

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

13.	Reinsurance and Other Monoline Exposures

The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums, the accounting model described in Note 4 is followed, for assumed and ceded financial guaranty insurance losses, the accounting model in Note 7 is followed. For any assumed credit derivative contracts, the accounting model in Note 9 is followed.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength rating of AG Re gives certain reinsurance counterparties the right to recapture ceded business, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company's in-force financial guaranty assumed business, based on AG Re's current rating and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture assumed business ceded to AG Re, and in connection therewith, to receive payment from the assuming reinsurer of an amount equal to the reinsurer’s statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of December 31, 2013, if each third party company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $293 million.

The Company ceded a de minimis amount of business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2013	2012
	(in millions)
Premiums Written
Direct	$—	$5
Assumed	54	65
Ceded	1	—
Net	$55	$70
Premiums Earned
Direct	$7	$8
Assumed	151	138
Net	$158	$146
Loss and LAE
Assumed	$108	$84
Net	$108	$84

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty insurers and reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's policy insures bonds that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. As of December 31, 2013, based on fair value, the Company had $3 million of fixed maturity securities in its investment portfolio wrapped by National Public Finance Guarantee Corporation and $1 million by Ambac Assurance Corporation ("Ambac").

Exposure by Reinsurer

	Ratings as of April 21, 2014		Par Outstanding as of December 31, 2013
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding (1)
	(dollars in millions)
Affiliated Companies	(2)	(2)	$—	$332	$93,349
Non-Affiliated companies:
Ambac (4)	WR(3)	WR	—	1,512	16,946
MBIA Inc.	(4)	(4)	—	1,565	4,163
Financial Guaranty Insurance Company	WR	WR	—	641	1,244
Syncora Guarantee Inc.	WR	WR	—	540	146
CIFG Assurance North America Inc.	WR	WR	—	27	137
Radian Asset Assurance Inc.	Ba1	B+	—	2	—
Other	Various	Various	197	1,165	45
Total			$197	$5,784	$116,030
____________________

(1)	Includes $7,730 million in assumed par outstanding related to insured credit derivatives.

(2)	The affiliates of AG Re are AGC rated A3 (stable) by Moody's and AA (stable) by S&P, and AGM rated A2 (stable) by Moody’s and AA (stable) by S&P.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated AA- and B by S&P and Baa1, B1 and B3 by Moody’s. Ambac includes policies in their general and segregated account.

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2013(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$3	$326	$—	$—	$—	$—	$3	$—	$—	$—	$332
Non-Affiliated companies:
Ambac	1	348	843	229	40	0	1	17	31	2	1,512
MBIA Inc	19	442	607	352	—	—	67	25	50	3	1,565
Financial Guaranty Insurance Company	—	63	337	113	57	46	—	14	—	11	641
Syncora Guarantee Inc.	—	7	76	333	51	19	14	—	—	40	540
CIFG Assurance North America Inc.	—	1	12	5	9	—	—	—	—	—	27
Radian Asset Assurance Inc.	—	—	—	1	1	—	—	—	—	—	2
Other	—	—	1,165	—	—	—	—	—	—	—	1,165
Total	$23	$1,187	$3,040	$1,033	$158	$65	$85	$56	$81	$56	$5,784
____________________

(1)	The Company's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2013

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE
	(in millions)
Affiliated companies	$145	$—	$(133)
Non-Affiliated companies:
Ambac	64	—	(73)
MBIA Inc	8	—	(1)
Financial Guaranty Insurance Company	7	—	(102)
Other	—	(6)	—
Total	$224	$(6)	$(309)

14.	Related Party Transactions

Expense Sharing Agreements

AGC allocates to AG Re certain payroll and related employee benefit expenses. Expenses included in the Company's consolidated financial statements related to these services were $7 million and $6 million for the year ended December 31, 2013 and 2012, respectively. See Note 16, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2013	2012
	(in millions)
Affiliated companies
Assured Guaranty Corp.	$(5)	$(9)
Assured Guaranty Ltd.	2	(1)
Other	(1)	1
Total	$(4)	$(9)

Loan Receivable from Affiliate

Loan to Assured Guaranty US Holdings Inc.

In February 2012, prior to the July 2013 events described in Note 11, Insurance Company Regulatory Requirements, AGRO entered into a loan agreement with Assured Guaranty US Holdings Inc. (“AGUS”), a subsidiary of AGL, which authorized borrowings up to $100 million for the purchase of all of the outstanding capital stock of MAC, from its then parent Radian Asset Assurance Inc. In May 2012, Assured Guaranty received regulatory approval for the purchase of MAC. Accordingly, AGUS borrowed $90 million under such agreement on May 30, 2012 in order to fund a portion of the purchase price. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, is due and payable on the fifth anniversary of the date the loan was made. The Company recognized $3 million and $2 million of interest income during the years ended December 31, 2013 and 2012, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2013	2012
	(in millions)
Assets:
Premium receivable, net of ceding commissions payable
AGC	73	80
AGM	73	63
DAC(1)
AGC	84	96
AGM	181	192
Salvage and subrogation recoverable
AGC	7	8
AGM	6	17
Assumed funds held(2)
AGC	7	8
AGM	59	36
Liabilities:
Unearned premium reserve
AGC	300	345
AGM	589	616
Loss and LAE reserve
AGC	104	146
AGM	37	31
Reinsurance balances payable, net
AGC	6	6
AGM	7	1
Net credit derivative liabilities
AGC	344	336
AGM	28	45
Profit commissions payable(3)
AGM	2	3
_____________________

(1)	Represents assumed ceding commissions.

(2)	Included in other assets on the consolidated balance sheets.

(3)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2013	2012
	(in millions)
Revenues:
Net earned premiums
AGC	$44	$40
AGM	85	76
Realized gains and other settlements
AGC	(15)	(23)
AGM	7	1
Net unrealized gains (losses) on credit derivatives
AGC	(15)	(115)
AGM	14	(3)
Expenses:
Loss and LAE
AGC	(29)	39
AGM	30	63
Amortization of deferred acquisition costs
AGC	12	11
AGM	27	22
Profit commissions(1)
AGM	2	3
_____________________

(1)	Included in other operating expense on the consolidated statements of operations. See Note 13, Reinsurance and Other Monoline Exposures for assumed par outstanding from AGC and AGM.

15.	Commitments and Contingencies

Leases

AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2011, AG Re signed a new lease agreement for Bermuda office space that expires in April 2015. Rent expense was $0.5 million in 2013 and $0.5 million in 2012.

Future Minimum Rental Payments

Year	(in millions)
2014	$0.5
2015	0.1
Total	$0.6

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company or one of its affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or one of its affiliated ceding companies in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of their respective businesses, certain of the Company’s affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 6, Expected Loss to be Paid, as of the date of this filing, AGC and AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGC or AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the affiliated ceding company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company and its affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGM and AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute. On September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF seek to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. AGM believes the terminations of the CDS and the calculation of the termination payment amounts were consistent with the terms of the ISDA master agreements between the parties. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid on insured certificates issued in the MASTR Adjustable Rate Mortgages Trust 2007-3 securitization. AGM estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10-$20 million, net of expected settlement payments and reinsurance in force; AGM has ceded a portion of this exposure to the Company.

16.	Employee Benefit Plans

Accounting Policy

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2013, 3,189,396 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $1 million and $1 million for the years ended December 31, 2013 and 2012, respectively, under the Incentive Plan.

Time Vested Stock Options

Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. Some, but not all, of AGL's options, have a performance or market condition.

Performance Stock Options

In 2012 and 2013, the Company granted performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant performance period reaches certain hurdles and if still employed on the third anniversary of grant date. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period.

Performance Restricted Stock Units

Beginning in 2012, the Company has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant performance period reaches certain hurdles and if still employed on the third anniversary of grant date. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

The Company established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $27 thousand and $26 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2013 and 2012, respectively.

Defined Contribution Plan

The Company maintains, a savings incentive plan, which is qualified under Section 401(a) of the Internal Revenue Code for U.S. employees. The savings incentive plan is available to eligible full-time employees upon hire. Eligible participants could contribute a percentage of their salary subject to a maximum of $17,500 for 2013. Contributions are matched by the Company at a rate of 100% up to 6% of the participant's compensation. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations, subject to IRS limitations, and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). Employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $1 million and $1 million for the years ended December 31, 2013 and 2012, respectively.

Cash-Based Compensation

Performance Retention Plan

Assured Guaranty has established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A. The PRP is a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Operating return on equity and adjusted book value are defined in each PRP award agreement.

A payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

The Company recognized performance retention plan expense of $1.3 million and $0.3 million for the year ended December 31, 2013 and 2012, respectively, representing its proportionate share of the Assured Guaranty expense.

17.	Other Comprehensive Income

The following tables present the changes in the balances of each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$160	$1	$161
Other comprehensive income (loss) before reclassifications	(118)	(4)	(122)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(4)	2	(2)
Tax (provision) benefit	0	—	0
Total amounts reclassified from AOCI, net of tax	(4)	2	(2)
Net current period other comprehensive income (loss)	(122)	(2)	(124)
Balance, December 31, 2013	$38	$(1)	$37

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$122	$5	$127
Other comprehensive income (loss)	38	(4)	$34
Balance, December 31, 2012	$160	$1	$161

18.	Subsequent Events

Subsequent events have been considered for disclosure through April 21, 2014, the date at which these financial statements were issued. The Company recognized subsequent events through February 28, 2014, the date Assured Guaranty's financial statements were issued, to the extent required.